Exhibit 3.2

CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF AMENDMENT
OF
SPONGETECH DELIVERY SYSTEMS, INC.

The undersigned, being the Chief Financial Officer of SPONGETECH DELIVERY SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1.	The name of the corporation is Spongetech Delivery Systems, Inc. (the "Corporation").

2.
That a Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed by the Secretary of the State of Delaware on August 21, 2009 (the “Certificate of Amendment”), as corrected by a Certificate of Correction of Certificate of Amendment to the Certificate of Incorporation of the Corporation which was filed by the Secretary of the State of Delaware on August 28, 2009 (the “Certificate of Correction”), and that said Certificate of Amendment requires further correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.     The inaccuracy or defect of said Certificate of Amendment is:

The Certificate of Amendment, as corrected by the Certificate of Correction, stated that the Corporation’s Certificate of Incorporation was being amended to effect a 1 for 100 reverse stock split of all of the issued and outstanding shares of the Corporation’s capital stock effective as of 5:00 P.M. on September 22, 2009, and simultaneously therewith, the aggregate number of shares which the Corporation was to be authorized to issue was 965,000,000 shares, comprised of 900,000,000 shares of common stock, having a par value of $0.001 per share, 25,000,000 shares of Class B Stock, having a par value of $0.001 per share and 40,000,000 shares of preferred stock, having a par value of $0.001 per share.  The Corporation’s Board of Directors has determined it to be in the best interests of the Corporation for strategic purposes to not proceed with these actions at this time.

4.    The Certificate of Amendment, as previously corrected by the Certificate of Correction, is hereby rendered null and void.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Correction of the Certificate of Amendment to be signed by Steven Y. Moskowitz, its Chief Financial Officer, this 21st day of September, 2009.

Spongetech Delivery Systems, Inc.

By:	/s/ Steven Y. Moskowitz
Steven Y. Moskowitz, Chief Financial Officer